News

DENBURY ANNOUNCES AMENDMENT AND
EXTENSION OF BANK CREDIT FACILITY

PLANO, TX – August 14, 2018 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced that it has entered into a Sixth Amendment (the “Amendment”) to its Amended and Restated Credit Agreement with JPMorgan Chase Bank, N.A. and other bank lenders (the “Credit Facility”). As detailed below, certain provisions of the Amendment expanding the amount of junior lien debt the Company may incur became effective upon execution of the Amendment, and other provisions will become effective simultaneously with the closing of a private offering of $400 million aggregate principal amount of the Company’s new Senior Secured Second Lien Notes due 2024 (the “Offering”), the commencement of which is being separately announced by the Company today.

The Amendment, among other things, extends the maturity date of the Credit Facility by two years, to December 2021, and increases the amount of junior lien debt that the Company may have outstanding by $450 million, to an aggregate total amount of $1.65 billion. In connection with the Amendment, the size of the bank group has been streamlined to 14 banks and the aggregate commitment by the banks has been reduced from $1.05 billion to $615 million, which is more than offset by the $450 million increase in junior lien debt capacity. Combined with the existing junior lien debt capacity, the Company has approximately $580 million of aggregate junior lien debt capacity under the amended Credit Facility, enabling the Company to commence the Offering today.

Mark Allen, Denbury’s Executive Vice President and CFO, commented, “We are very pleased with the amendment and extension of our bank credit facility, and we believe these actions, combined with the closing of the private offering of new second lien notes announced and commenced today, will provide Denbury with essentially the same level of liquidity, which we view as more than sufficient for Denbury’s current plans and operational flexibility. We also feel very good about the right-sizing of our bank group, which now consists of 14 top-tier energy banks that are all supportive of Denbury, our business model and our future. We greatly appreciate the support we have received from these banks over the years, and we look forward to continuing our strong relationship with each of them.

“Denbury’s leverage profile is rapidly improving, and the progress we have made on debt reduction, cost savings and operational improvements and efficiencies, together with improved oil prices, is having a tremendously positive impact on our balance sheet, and has also put us on a trajectory for continued improvement. We believe these transactions announced today are additional positive steps in the right direction for Denbury and will prove beneficial to all of our stakeholders.”

In addition to the immediate increase in the Company’s junior lien debt basket detailed above, upon the Company’s receipt of proceeds from the closing of the Offering, the following Amendment provisions will become effective:

•
the extension of the maturity date of the Credit Facility to December 9, 2021, provided that the maturity date may occur earlier (between February 2021 and August 2021) if the Company’s 9% Senior Secured Second Lien Notes due 2021 or 6⅜% Senior Subordinated Notes due 2021 are not repaid or refinanced by their respective maturity dates;

•	the requirement to pay down the Company’s outstanding borrowings under the Credit Facility by not less than $350 million;

•	the reduction of the borrowing base and lender commitments under the Credit Facility to $615 million; and

•
the addition of a financial maintenance covenant with respect to the Company’s consolidated total debt to consolidated EBITDAX ratio, which is not to exceed 5.25 to 1.0 through December 31, 2020, and 4.5 to 1.0 thereafter through the maturity date of the Credit Facility.

This press release contains forward-looking statements that involve risks and uncertainties that are based on assumptions that management believes are reasonable based on currently available information. There is no assurance that these assumptions will prove to be correct. In addition, any forward-looking statements represent the Company’s estimates only as of today and should not be relied upon as representing its estimates as of any future date. Denbury assumes no obligation to update its forward-looking statements.

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to CO2 enhanced oil recovery operations.

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DENBURY CONTACTS:
Mark C. Allen, Executive Vice President and Chief Financial Officer, 972.673.2000
John Mayer, Director of Investor Relations, 972.673.2383